EXHIBIT 99.1

Steelcase Reports First Quarter Results

First Quarter Order Patterns Build Strong Order Backlog Going Into Second Quarter

GRAND RAPIDS, Mich., June 19, 2013 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE:SCS) today reported first quarter revenue of $667.1 million and net income of $13.2 million, or $0.10 per share, including restructuring costs of approximately $0.03 per share. Excluding restructuring costs, adjusted earnings were $0.13 per share. Earnings per share were within company estimates. Revenues were lower than expected primarily due to the timing of shipment dates associated with first quarter orders in the Americas, and revenue shortfalls in France and Northern Europe. Steelcase reported $675.2 million of revenue and earnings of $0.10 per share in the first quarter of the prior year, including restructuring costs of approximately $0.03 per share.

Organic revenue decline in the first quarter was 1 percent after adjusting for $2.8 million of unfavorable currency translation effects and a favorable impact of $3.5 million from recent dealer acquisitions, net of a divestiture. The Americas organic revenue growth was less than 1 percent compared to the prior year, which included revenue from two particularly large projects in the energy sector, and EMEA experienced a 3 percent organic revenue decline. Revenue continued to include a higher than normal mix of project business from some of the company's largest corporate customers.

"Following twelve consecutive quarters of year-over-year organic revenue growth, we experienced a modest decline in the first quarter," said James P. Hackett, CEO. "We are not too concerned with this decline, as order growth in the Americas was better than expected, resulting in a strong quarter-end backlog, and customer visits and project activity remain high."

Current quarter operating income of $20.4 million compares to operating income of $19.3 million in the prior year. Excluding restructuring costs, first quarter adjusted operating income of $24.8 million compares with $24.4 million in the prior year.

Cost of sales improved 170 basis points to 68.5 percent of revenue in the current quarter compared to 70.2 percent in the prior year. This improvement was driven primarily by net benefits from pricing adjustments and recent restructuring actions in the Americas.

Operating expenses in the first quarter were $185.1 million compared with $176.7 million in the prior year. The increase was largely due to higher variable compensation expense and the impact of recent acquisitions.

Other income, net of $1.2 million in the current quarter decreased by $2.6 million compared to the prior year primarily due to a gain recognized on the sale of a small equity investment recorded in the prior year.

Income tax expense of $4.6 million in the current quarter included $1.6 million of favorable discrete tax items.

"The Americas had another good quarter of operating performance, and EMEA and Asia Pacific reduced their adjusted operating losses compared to the prior year, despite mixed demand environments," said David C. Sylvester, senior vice president and CFO.

The company repurchased approximately 2.4 million shares at a cost of $31.7 million in the first quarter. The company has approximately $110 million of remaining availability under its existing share repurchase authorization.

Cash, short-term investments and the cash surrender value of variable life company-owned life insurance totaled $263 million and total debt was $288 million at the end of the first quarter.

The Board of Directors today declared a cash dividend of $0.10 per share, to be paid on or before July 12, 2013 to shareholders of record as of July 1, 2013.

Outlook

First quarter order growth in the Americas approximated 7% compared to the prior year, and customer order backlog at the end of the first quarter increased approximately 10% compared to the prior year. EMEA first quarter orders declined by approximately 5% compared to the prior year, while customer order backlog at the end of the first quarter increased approximately 7% compared to the prior year. The company expects second quarter fiscal 2014 revenue to be in the range of $760 to $785 million reflecting stronger than usual sequential growth. This estimate includes an assumption of approximately $4 million from favorable currency translation effects compared to the prior year and approximately $3 million from recent acquisitions, net of a divestiture. Adjusting for these impacts, the company projects second quarter organic revenue growth in the range of 1 to 4 percent over the prior year. The company reported revenue of $744.9 million in the second quarter of fiscal 2013.

Steelcase expects to report earnings between $0.22 to $0.26 per share for the second quarter of fiscal 2014, including restructuring costs of approximately $0.01 per share. In addition, this estimate includes an unfavorable discrete tax adjustment of approximately $2 million, or $0.02 per share, related to expected changes in the statutory tax rate in the United Kingdom. Steelcase reported earnings of $0.23 per share in the second quarter of fiscal 2013, including restructuring costs of approximately $0.02 per share.

"At this year's NeoCon, we continued to demonstrate our strategy of providing innovative products and applications that integrate architecture, furniture and technology," Mr. Hackett said. "We are pleased to have the efforts of our teams recognized by five Best of NeoCon awards, including the most Gold product awards given to any single company."

Business Segment Results
(in millions)

	(Unaudited)
	Three Months Ended
	May 24, 2013	May 25, 2012	% Change

Revenue
Americas (1)	$ 478.8	$ 479.2	(0.1)%
EMEA (2)	126.7	129.2	(1.9)%
Other (3)	61.6	66.8	(7.8)%
Consolidated revenue	$ 667.1	$ 675.2	(1.2)%

Operating income (loss)
Americas	$ 38.7	$ 34.5
EMEA	(10.3)	(8.8)
Other	1.9	0.6
Corporate (4)	(9.9)	(7.0)
Consolidated operating income	$ 20.4	$ 19.3

Operating income percent	3.1%	2.9%

Revenue Mix
Americas (1)	71.8%	71.0%
EMEA (2)	19.0%	19.1%
Other (3)	9.2%	9.9%

Business Segment Footnotes

As of November 23, 2012, we realigned portions of our reportable segments for financial reporting purposes as a result of the integration of the PolyVision global technology business into the Steelcase Education Solutions group. Prior to this change, the PolyVision global technology business was combined with the PolyVision surfaces business and was reported collectively as PolyVision in the Other category along with Asia Pacific and Designtex. As a result of these changes, the results of the PolyVision technology business are now reported in the Americas and EMEA segments. The PolyVision surfaces business remains in the Other category. Similarly, amounts in the prior years' financial statements have been reclassified to conform to the new segment presentation.

1. The Americas segment serves customers in the U.S., Canada and Latin America with a portfolio of integrated architecture, furniture and technology products marketed to corporate, government, healthcare, education and retail customers through the Steelcase, Coalesse, Details, Nurture by Steelcase and Turnstone brands.

2. The EMEA segment serves customers in Europe, the Middle East and Africa primarily under the Steelcase and Coalesse brands, with an emphasis on freestanding furniture systems, storage and seating solutions.

3. The Other category includes Asia Pacific, Designtex and PolyVision.

4. Corporate expenses include unallocated portions of shared services functions such as information technology, human resources, finance, executive, corporate facilities, legal and research.

YEAR OVER YEAR ORGANIC REVENUE GROWTH (DECLINE) BY SEGMENT
Q1 2014 vs. Q1 2013
	Steelcase Inc.	Americas	EMEA	Other category

Q1 2013 revenue	$ 675.2	$ 479.2	$ 129.2	$ 66.8
Divestiture	(1.3)	—	(1.3)	—
Currency translation effects*	(2.8)	(1.1)	(1.7)	—
Q1 2013 revenue, adjusted	671.1	478.1	126.2	66.8

Q1 2014 revenue	667.1	478.8	126.7	61.6
Dealer acquisitions	(4.8)	—	(4.8)	—
Q1 2014 revenue, adjusted	662.3	478.8	121.9	61.6
Organic growth (decline) $	$ (8.8)	$ 0.7	$ (4.3)	$ (5.2)
Organic growth (decline) %	(1)%	0%	(3)%	(8)%

* Currency translation effects represent the estimated net effect of translating Q1 2013 foreign currency revenues using the average exchange rates during Q1 2014.

PROJECTED ORGANIC REVENUE GROWTH
Q2 2014 vs. Q2 2013
	Steelcase Inc.

Q2 2013 revenue	$ 745
Divestiture	(2)
Currency translation effects*	4
Q2 2013 revenue, adjusted	747

Q2 2014 revenue, projected	760 - 785
Dealer acquisitions	(5)
Q2 2014 projected revenue, adjusted	755 - 780
Organic growth $	8 - 33
Organic growth %	1% - 4%

* Currency translation effects represent the estimated net effect of translating Q2 2013 foreign currency revenues using the exchange rate at the end of Q1 2014.

STEELCASE INC.
ADJUSTED EARNINGS PER SHARE
Q1 2014
Earnings per share	0.10
Restructuring costs per share, net of tax	0.03
Earnings per share, adjusted	0.13

Steelcase Inc.
	(Unaudited)
	Three Months Ended
	May 24, 2013		May 25, 2012

Revenue	$ 667.1	100.0%	$ 675.2	100.0%
Cost of sales	457.2	68.5	474.1	70.2
Restructuring costs	0.2	—	5.1	0.8
Gross profit	209.7	31.5	196.0	29.0
Operating expenses	185.1	27.8	176.7	26.2
Restructuring costs	4.2	0.6	—	—
Operating income	$ 20.4	3.1%	$ 19.3	2.8%
Interest expense, investment income and other income, net	(2.6)	(0.4)	0.4	0.1
Income before income tax expense	17.8	2.7	19.7	2.9
Income tax expense	4.6	0.7	6.5	0.9
Net income	$ 13.2	2.0%	$ 13.2	2.0%

Operating income	$ 20.4	3.1%	$ 19.3	2.8%
Add: restructuring costs	4.4	0.6	5.1	0.8
Adjusted operating income	$ 24.8	3.7%	$ 24.4	3.6%

Americas
	(Unaudited)
	Three Months Ended
	May 24, 2013		May 25, 2012

Revenue	$ 478.8	100.0%	$ 479.2	100.0%
Cost of sales	323.5	67.6	333.7	69.6
Restructuring costs	0.2	—	4.8	1.0
Gross profit	155.1	32.4	140.7	29.4
Operating expenses	115.4	24.1	106.2	22.2
Restructuring costs	1.0	0.2	—	—
Operating income	$ 38.7	8.1%	$ 34.5	7.2%
Add: restructuring costs	1.2	0.2	4.8	1.0
Adjusted operating income	$ 39.9	8.3%	$ 39.3	8.2%

EMEA
	(Unaudited)
	Three Months Ended
	May 24, 2013		May 25, 2012

Revenue	$ 126.7	100.0%	$ 129.2	100.0%
Cost of sales	94.0	74.2	96.0	74.3
Restructuring costs	—	—	0.3	0.2
Gross profit	32.7	25.8	32.9	25.5
Operating expenses	39.8	31.4	41.7	32.3
Restructuring costs	3.2	2.5	—	—
Operating loss	$ (10.3)	(8.1)%	$ (8.8)	(6.8)%
Add: restructuring costs	3.2	2.5	0.3	0.2
Adjusted operating loss	$ (7.1)	(5.6)%	$ (8.5)	(6.6)%

Other
	(Unaudited)
	Three Months Ended
	May 24, 2013		May 25, 2012

Revenue	$ 61.6	100.0%	$ 66.8	100.0%
Cost of sales	39.7	64.5	44.4	66.5
Restructuring costs	—	—	—	—
Gross profit	21.9	35.5	22.4	33.5
Operating expenses	20.0	32.5	21.8	32.6
Restructuring costs	—	—	—	—
Operating income	$ 1.9	3.0%	$ 0.6	0.9%
Add: restructuring costs	—	—	—	—
Adjusted operating income	$ 1.9	3.0%	$ 0.6	0.9%

Corporate
	(Unaudited)
	Three Months Ended
	May 24, 2013		May 25, 2012

Operating expenses	$ 9.9		$ 7.0
Operating loss	$ (9.9)		$ (7.0)
Add: restructuring costs	—		—
Adjusted operating loss	$ (9.9)		$ (7.0)

Webcast

Steelcase will discuss first quarter results and business outlook on a conference call and webcast at 11:00 a.m. Eastern time tomorrow. Links to the webcast are available at ir.steelcase.com. Related presentation slides will be available on the company's website shortly after this press release is issued.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A "non-GAAP financial measure" is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company. Pursuant to the requirements of Regulation G, the company has provided a reconciliation above of non-GAAP financial measures to the most directly comparable GAAP financial measure.

The non-GAAP financial measures used within the company's earnings release are: (1) organic revenue growth (decline), which represents the change in revenue excluding currency translation effects and the impacts of acquisitions and divestitures; (2) adjusted operating income (loss), which represents operating income (loss), excluding restructuring costs; and (3) adjusted earnings per share, which represents earnings per share, excluding restructuring costs, net of tax. These measures are presented because management uses this information to monitor and evaluate financial results and trends. Therefore, management believes this information is also useful for investors.

Forward-looking Statements

From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements generally are accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from the company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters and other Force Majeure events; changes in the legal and regulatory environment; restructuring activities; changes in raw materials and commodity costs; currency fluctuations; changes in customer demands; and the other risks and contingencies detailed in the company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Steelcase undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About Steelcase Inc.

For over 100 years, Steelcase Inc. has helped create great experiences for the world's leading organizations - wherever work happens. Steelcase and our family of brands - including Steelcase®, Coalesse®, Details®, Designtex®, Nurture®, PolyVision® and Turnstone® - offer a comprehensive portfolio of furnishings, products and services designed to unlock human promise and support social, economic and environmental sustainability. We are globally accessible through a network of channels, including approximately 670 dealers. Steelcase is a global, industry-leading and publicly traded company with fiscal 2013 revenue of $2.9 billion.

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended
	May 24, 2013	May 25, 2012
Revenue	$ 667.1	$ 675.2
Cost of sales	457.2	474.1
Restructuring costs	0.2	5.1
Gross profit	209.7	196.0
Operating expenses	185.1	176.7
Restructuring costs	4.2	—
Operating income	20.4	19.3
Interest expense	(4.4)	(4.5)
Investment income	0.6	1.1
Other income, net	1.2	3.8
Income before income tax expense	17.8	19.7
Income tax expense	4.6	6.5
Net income	$ 13.2	$ 13.2

Earnings per share:
Basic	$ 0.10	$ 0.10
Diluted	$ 0.10	$ 0.10
Weighted average shares outstanding - basic	126.5	128.8
Weighted average shares outstanding - diluted	127.9	128.9
Dividends declared and paid per common share	$ 0.10	$ 0.09

STEELCASE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except share data)
	(Unaudited)
	May 24, 2013	February 22, 2013
ASSETS
Current assets:
Cash and cash equivalents	$ 103.1	$ 150.4
Short-term investments	43.7	100.5
Accounts receivable, net	301.5	287.3
Inventories	146.8	137.5
Deferred income taxes	49.8	56.2
Other current assets	47.8	46.7
Total current assets	692.7	778.6

Property, plant and equipment, net	356.2	353.2
Company-owned life insurance	227.0	225.8
Deferred income taxes	107.8	101.7
Goodwill	121.4	121.4
Other intangible assets, net	18.5	19.2
Other assets	94.6	89.7
Total assets	$ 1,618.2	$ 1,689.6

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 211.9	$ 198.6
Short-term borrowings and current portion of long-term debt	2.6	2.6
Accrued expenses	242	283.6
Employee compensation	95.3	129.4
Employee benefit plan obligations	13.5	23.8
Other	133.2	130.4
Total current liabilities	456.5	484.8

Long-term liabilities:
Long-term debt less current maturities	285.8	286.4
Employee benefit plan obligations	153.4	158.0
Other long-term liabilities	78.1	92.4
Total long-term liabilities	517.3	536.8
Total liabilities	973.8	1,021.6

Shareholders' equity:
Common stock	—	—
Additional paid-in capital	5.2	27.2
Accumulated other comprehensive loss	(6.5)	(4.2)
Retained earnings	645.7	645.0
Total shareholders' equity	644.4	668.0
Total liabilities and shareholders' equity	$ 1,618.2	$ 1,689.6

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)
(in millions)

	Three Months Ended
	May 24, 2013	May 25, 2012
OPERATING ACTIVITIES
Net income	$ 13.2	$ 13.2
Depreciation and amortization	14.1	13.6
Changes in cash surrender value of COLI	(1.2)	(1.7)
Deferred income taxes	0.7	8.0
Non-cash stock compensation	10.8	5.0
Changes in operating assets and liabilities:
Accounts receivable, inventories and accounts payable	(12.9)	(32.7)
Employee compensation liabilities	(48.0)	(36.7)
Employee benefit obligations	(16.4)	(12.3)
Other assets and liabilities	(2.9)	3.1
Other	3.3	3.6
Net cash used in operating activities	(39.3)	(36.9)

INVESTING ACTIVITIES
Capital expenditures	(18.4)	(10.1)
Proceeds from disposal of fixed assets	0.9	14.1
Purchases of investments	(9.8)	(6.4)
Liquidations of investments	66.4	33.2
Other	(0.4)	0.1
Net cash provided by investing activities	38.7	30.9

FINANCING ACTIVITIES
Dividends paid	(12.5)	(11.6)
Common stock repurchases	(31.7)	(11.8)
Other	(1.7)	(0.5)
Net cash used in financing activities	(45.9)	(23.9)

Effect of exchange rate changes on cash and cash equivalents	(0.8)	(1.7)

Net decrease in cash and cash equivalents	(47.3)	(31.6)
Cash and cash equivalents, beginning of period	150.4	112.1
Cash and cash equivalents, end of period	$ 103.1	$ 80.5
CONTACT: Investor Contact:
         Raj Mehan
         Investor Relations
         (616) 246-4251

         Media Contact:
         Laura VanSlyke
         Corporate Communications
         (616) 247-2747